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                                                                    EXHIBIT 21.1

                              List of Subsidiaries

Amplitude Software Ltd.

Apollo Acquisition Corp.

Compass Acquisition Corp.

Compass Holding Corp.

CP AG (Switzerland)

CP A/S (Denmark)

CP B.V.

CP Data Center UK

CP Germany

CP Ireland

CP Latin America

CP SA (France)

CP SpA (Italy)

Critical Path GmbH

Critical Path UK Ltd.

Critical Path US

DotOne Acquisition Corp.

FaxNet Acquisition Corp.

FaxNet SA

FaxNet Services Corp.

Initialize Acquisition Corp.

UI Telecom Inc.

Unicom Int'l LLC

Wellfleet Acquisition Corp.

Xeti Acquisition Corp.

3034996 Nova Scotia Company, a Nova Scotia Company

3034997 Nova Scotia Company, a Nova Scotia Company